Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 to the Registration Statement (No. 333-259751) and related Prospectus of eFFECTOR Therapeutics, Inc. for the registration of up to 33,015,778 shares of its common stock and up to 6,014,990 warrants to purchase shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2022, with respect to the consolidated financial statements of eFFECTOR Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 1, 2022